Exhibit 23.1

Consent of Independent Registered
Public Accounting Firm

We have issued our reports dated June 1, 2011, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of UQM Technologies, Inc. and subsidiaries on Form 10-K for the year ended March 31, 2011. We hereby consent to the incorporation by reference of said reports in the Registration Statements of UQM Technologies, Inc. and subsidiaries on Forms S-8 (File No. 033-34612, File No. 033-81430, File No. 033-92288, File No. 333-101371, File No. 333-129251, File No. 333-164705, File No. 333-168999 and File No. 333-169000) and Form S-3 (File No. 333-160913).

/s/ GRANT THORNTON LLP

Denver, Colorado

June 1, 2011